Exhibit 10.1

June 14, 2011

By Email and UPS Delivery

Mr. Jerry W. Burris

Precision Components

80 Scott Swamp Road

Farmington, Connecticut 06032

Re:	Transition and Separation Agreement

Dear Jerry:

This letter agreement (this “Agreement”) confirms the arrangements regarding the termination of your employment as Vice President, Barnes Group Inc. and President, Precision Components of Barnes Group Inc. (the “Company”), effective as of August 20, 2011 (the “Termination Date”) and the terms of your continued employment through the transition services period from May 20, 2011 through the Termination Date (the “Transition Period”).

1.	Transition and Termination Date. In exchange for your continued employment during the Transition Period and your performance of transition services in connection with the organizational changes to implement a customer-focused Barnes Aerospace strategy, you agree to execute and not revoke the release attached hereto as Exhibit A (the “First Release”). The following terms govern your transition and separation from employment:

A.	You hereby resign your position as Vice President, Barnes Group Inc. and President, Precision Components of Barnes Group Inc. and all other officer, director and/or committee member positions you hold with the Company or any of its subsidiaries or Affiliates (as defined below) effective as of 5:00 PM Eastern Daylight Time on May 20, 2011, and you agree to execute all such documentation as may be required to effectuate such resignations. However, subject to your satisfaction of the terms and conditions set forth below, you will remain an employee of the Company until August 20, 2011.

B.	During the Transition Period, you will perform such transition services for the Company as are reasonably requested in order to facilitate an orderly transition of your duties, including, consultation and other assistance with respect to matters for which you have had responsibility while Vice President, Barnes Group Inc. and President, Precision Components of Barnes Group Inc. You will be available for such transition services as reasonably requested, directly or indirectly, by any of the Company’s executive officers.

C.

If you obtain employment with a new employer before the designated Termination Date set forth above, you and the Company may agree in writing that your Termination Date will be accelerated based on the notice provided by you, in which case the Transition

Jerry W. Burris

June 14, 2011

Period will cease effective as of the accelerated Termination Date. Notwithstanding anything in this Agreement to the contrary, if you engage in conduct described in Section 3(a) of the Barnes Group Inc. Executive Separation Pay Plan (the “Separation Pay Plan”), the Company may accelerate the Termination Date and terminate your employment immediately, and no payments or benefits will be made or provided pursuant to Section 2 below. The Termination Date set forth above and any accelerated Termination Date shall be referred to herein as the “Termination Date.”

D.	During the Transition Period, you will continue to (i) receive your regular salary, at the rate currently in effect of $431,000 per annum, subject to applicable deductions and (ii) be eligible to participate in the Company benefits plans in which you are currently participating.

E.	You are hereby advised to consult with an attorney before signing the First Release.

2.	Severance. You must choose from the two alternatives listed below in A (Minimum Severance) and B (Enhanced Severance):

A.	Minimum Severance. Under the Company’s Executive Separation Pay Plan as amended effective January 1, 2011, which is incorporated by reference in this Agreement as if fully set forth herein, you are eligible to receive the minimum severance pay of one month’s pay at your current monthly rate of $35,916.66 or the amount, if any, of your accrued unused vacation pay, whichever is greater, less all customary deductions. Such payment or payments will be made in accordance with the Company’s regular payroll practices. You may also continue to participate in the Company’s medical and dental plan during the period in which you receive severance payments by paying the full cost of the premiums for these benefits during such period. On the first payroll date of the month following the month for which the premium payments are made, the Company will reimburse you for the premium payments, less the active employee cost of those benefits. You may also continue to participate in the Company’s flexible benefit reimbursement accounts during the period in which you receive severance payments by continuing to make the employee contributions required by these benefit plans in order to maintain coverage during the period in which you receive severance payments.

Your participation will cease in all of the Company’s other employee benefit plans, including the Barnes Group Inc. Retirement Savings Plan (“Savings Plan”), Employee Stock Purchase Plan and any applicable profit-sharing or pension plan, upon the Termination Date. After severance payments cease, COBRA medical and/or dental coverage may be continued upon payment by you of the full premium until the earlier of the expiration of the applicable COBRA period or the date on which you become covered for medical and/or dental benefits under another group health plan, whichever occurs first.

Jerry W. Burris

June 14, 2011

B.	Enhanced Severance Arrangement.

i.	Severance Payments. In order to receive severance payments and other benefits to which you would not otherwise be entitled, as described in this Agreement, you must agree to all of the terms and conditions in this Agreement and execute and not revoke a second Release attached hereto as Exhibit B (the “Second Release”). You are hereby advised to consult with an attorney before signing the Second Release. In exchange for your signed Second Release and compliance with the terms of this Agreement, you are eligible to receive severance payments at your current monthly rate of $35,916.66 for a period of twelve (12) months following the Termination Date (the “Severance Pay Period”). These severance payments shall include all severance pay to which you are entitled under the Separation Pay Plan as amended effective January 1, 2011, which is incorporated by reference in this Agreement as if fully set forth herein. During the Severance Pay Period, you may also continue to participate in the Company’s benefit programs as described in the following paragraphs. The first month of severance payments will be paid in accordance with Section 2.A above and the remaining severance payments will thereafter be paid on the regular pay dates as per the schedule in place as of the Termination Date until the Severance Pay Period concludes, commencing within 74 days following the Termination Date in accordance with the terms of the Separation Pay Plan. Severance payments will be subject to the customary deductions.

ii.	Benefits. You may also continue to participate in the Company’s medical and dental plan during the period in which you receive severance payments by paying the full cost of the premiums for these benefits during such period. On the first payroll date of the month following the month for which the premium payments are made, the Company will reimburse you for the premium payments, less the active employee cost of those benefits. You may also continue to participate in the Company’s flexible benefit reimbursement accounts during the period in which you receive severance payments by continuing to make the employee contributions required by these benefit plans in order to maintain coverage during the period in which you receive severance payments. Your participation will cease in all of the Company’s other employee benefit plans, including the Savings Plan, Employee Stock Purchase Plan and any applicable profit-sharing or pension plan, upon the Termination Date. After severance payments cease, COBRA medical and/or dental coverage may be continued upon payment by you of the full premium for such coverage until the earlier of the expiration of the applicable COBRA period or the date on which you become covered for medical and/or dental benefits under another group health plan, whichever occurs first. You will be paid at your present salary rate for any unused vacation days that you will accrue prior to the Termination Date. You will not accrue any further vacation benefits beyond the last day of employment.

iii.	Special Cash Payment. Thirty (30) days following the end of your Severance Pay Period, the Company will pay you $100,000 subject to applicable deductions, but only if you have agreed to and complied with all terms and conditions in this Agreement.

Jerry W. Burris

June 14, 2011

3.	Retirement Benefits. You will receive benefits under the Company’s retirement plans in accordance with the terms of those plans. While you are not currently vested in the Salaried Retirement Income Plan (“SRIP”), the Retirement Benefit Equalization Plan (“RBEP”), or in any other retirement or pension plan of the Company (other than the Savings Plan), and therefore, are not currently eligible to receive benefits under any such plan, your vesting date under the SRIP and RBEP is July 1, 2011 and you will be eligible to receive your vested benefits under those plans in accordance with the terms thereof, provided you remain employed with the Company through July 1, 2011. If you have a Savings Plan account, you can access the Fidelity Website at www.401k.com or the Retirement Benefits Line at 1-800-835-5095 for the necessary information to receive a distribution or rollover of the vested portion of your account to an IRA or another qualified plan.

4.	SEELIP. As a participant in the Company’s Senior Executive Enhanced Life Insurance Program (“SEELIP”), you own the life insurance policy even though the Company has paid the premiums for the coverage while you were employed. The annual policy premium has already been paid through June 30, 2011. Thereafter, the Company will pay the related premiums to continue the policy through the end of the calendar quarter in which the Severance Pay Period ends. In accordance with the SEELIP, you will be grossed up for the taxes on the premiums paid by the Company. You have the option of continuing the policy beyond the Severance Pay Period at your own expense. Please note that you must notify Bret Maffett at the C. M. Smith Agency at (860) 633-3611 to cancel the policy. If you have any additional questions regarding this benefit, please contact Caroline Segar, Director, Benefits, at (860) 973-2136.

5.	Performance-Linked Bonus Plan. Although you are a participant in the Performance-Linked Bonus Plan for Selected Executive Officers (the “PLBP”) in 2011, you will not be employed by the Company on November 1, 2011 so you will be ineligible to be considered for a payment under the PLBP for 2011 or any part thereof.

6.	Equity Awards. Pursuant to the terms of the Barnes Group Stock and Incentive Award Plan, as amended, and the applicable award agreements issued thereunder, all of your unexercisable and unvested stock options, restricted stock units and performance unit awards will be forfeited as of the Termination Date. As with your other equity awards, your last day of employment for purposes of determining your rights with respect to performance share units (“PSUs”) granted to you in 2011 will be the Termination Date. Pursuant to the terms of the PSU award agreement, you will be eligible for a pro-rated payout, if any, after the completion of the three-year performance period and based on the same payout schedule applicable to then active executives. For more detailed information regarding your equity awards, including the exercise of your vested stock options, please refer to the applicable award agreements. If you have any questions regarding your equity awards, please contact Monique Marchetti, Manager, Manager Stockholder Relations and Corporate Governance, at (860) 973-2185.

7.	Outplacement Benefit. To assist you in managing the change and locating a new employment opportunity, the Company will arrange to provide you executive-level outplacement services of up to $15,000 with a mutually acceptable outplacement service firm. These services will be provided to you for six months from the date of this Agreement. Please contact me if you wish to use this outplacement benefit.

Jerry W. Burris

June 14, 2011

8.	Final Expenses. Your expense account, if any, and use of any Company credit and telephone cards, will cease as of the Termination Date. You will promptly return any such cards or other similar Company property in your possession and, if applicable, submit your final expense account, including an accounting for any advances, as of the Termination Date.

9.	Return of Company Property. Concurrent with the execution of this Agreement you will promptly return to the Company any and all information relating to the Company and Company property in your possession and you will not, directly or indirectly, copy, take, or remove from the Company’s premises, use or disclose to third parties any such information or property. To enable the provision of the transition services, the Company will maintain email and voicemail accounts through the Termination Date.

10.	Non-Solicitation.

A.	Non-solicitation of Employees. You shall not, directly or indirectly, hire or solicit or facilitate or arrange for the hiring or solicitation of any person who is an employee of the Company, or encourage any such employee to leave such employment, or knowingly assist any business he/she has become associated with to do so, either during the Transition Period or during the two year period following the Termination Date.

B.	Non-solicitation of Customers. For the eighteen month period following the Termination Date, you shall not intentionally or knowingly, directly or indirectly, (i) interfere with the Company’s or any of its affiliates’ relationship with, or endeavor to entice away from the Company or any of its affiliates, any individual, person, firm, corporation or other business entity who at any time during your employment with the Company, including the Transition Period, was a customer of the Company or any of its affiliates or otherwise had a material business relationship with the Company or any of its affiliates, or (ii) discourage, or attempt to discourage, any individual, person, firm, corporation or business entity from doing business with the Company or any of its affiliates. Subject to the foregoing, you shall not be prohibited from providing services to existing or prospective customers of any entity with whom you become employed or affiliated following the date of this Agreement.

11.

Confidentiality. You acknowledge and agree that any information constituting a trade secret or otherwise of a proprietary, secret or confidential nature of or relating to any business of the Company, or any affiliate of the Company (“Affiliate”) (“Confidential Information”) acquired by you during your employment, or known by you with respect to the businesses of the Company or any Affiliate prior to your employment by the Company is the exclusive property of, and of great value to, the Company and its Affiliates. You agree that without the prior written permission of the Chief Executive Officer, you will not divulge to any person or entity (other than to officers, directors and employees of the Company and/or its Affiliates or in connection with the proper business and affairs of the Company and/or its Affiliates), at any time, any Confidential Information unless and only (a) to the extent that said information

Jerry W. Burris

June 14, 2011

becomes publicly known other than as a result of your acts or omissions to act, or (b) as may be required by applicable law or in connection with any investigation, suit or other proceeding before any court, tribunal, arbitration proceeding or agency having competent jurisdiction thereover; provided, however, that you shall use your best efforts to provide the Company with adequate and timely written notice so as to enable the Company to seek a protective order or other appropriate relief. As used herein, Confidential Information may include, but is not limited to, the names of suppliers, customers, or employees of, the Company, and its Affiliates, the fees the Company and/or any Affiliate obtain or have obtained for services, financial information, computer programs, marketing plans, pricing information, strategic plans, the existence of any discussions or negotiations concerning any transaction proposed by the Company and/or any Affiliate or other facts relating thereto, the Company’s manner of operation or plans, processes, and data of any kind. The confidentiality obligations in this Agreement, the First Release and the Second Release are in addition to any other confidentiality obligation or agreement that you have with the Company, and nothing in this Agreement, the First Release or the Second Release is intended to waive, modify, alter or amend the terms of any such confidentiality obligation or agreement.

12.	Cooperation. You agree to fully cooperate with the Company by responding truthfully to any questions asked of you by the Company concerning its business, or operational or regulatory issues that may arise following the execution of this Agreement. You further agree to cooperate with any investigation conducted by the Company on its own initiative or pursuant to a request by any government agency or department, including, but not limited to, the provision of personal documents and testimony, in connection with any matter arising out of or related to your duties while employed by the Company. You also agree to execute and deliver such instruments, documents, certificates, and affidavits and supply such other information and take such further action as the Company may reasonably require in order to effectuate or document your resignation as an officer of the Company and from all positions with the Company, its subsidiaries and affiliates, and the termination of your employment with the Company.

13.

Non-disparagement. You agree that you will make no written or oral statements that directly or indirectly disparage the Company, any Affiliate or any of its officers or directors in any manner whatsoever, including but not limited to the working conditions or employment practices of the Company. This covenant is in addition to, and not in lieu of, any other non-disparagement obligation that you have to the Company. The Company agrees that it will direct its executive officers and directors not to make written or oral statements that directly or indirectly disparage you in any manner whatsoever, including but not limited to your performance or work on behalf of Barnes Group. You and the Company agree that you and it will not directly or indirectly contact the press or media, any federal, state, local or foreign governmental agency, the Company’s employees, customers of the Company or any entity that has a business relationship with the Company, for the purpose of disparaging you, the good morale or business reputation or business practices of the Company or any of the Company’s current or former officers, directors, managers, employees or agents. It will not be a violation of the parties’ obligations under this paragraph to make truthful statements, under oath, as required by law or formal legal process. Notwithstanding any provision of this Agreement to the contrary including, but not limited to, the obligations set forth in the

Jerry W. Burris

June 14, 2011

paragraphs entitled, “Confidentiality”, “Cooperation” and “Non-disparagement” hereof, you or the Company may provide any truthful and accurate information to, and cooperate with, any federal, state, local or foreign governmental agency or entity. You represent and agree that you are unaware of any facts that you believe may constitute a violation of the Company’s Code of Conduct and/or its legal obligations. If asked about your employment with or separation from Barnes Group, the Company agrees that it will describe and direct its executive officers and directors to describe your tenure consistent with the statement attached hereto as Exhibit C.

14.	Electronic Media. You agree to leave intact all electronic Company documents, including those that you developed or helped to develop during your employment, and deliver to the Company concurrent with the execution of this Agreement or upon earlier request the computer media on which such documents are stored and all passwords and keys necessary to access such documents.

15.	Consequences of Breach; Procedures. In the event of a breach of any provision of this Agreement, you agree that any of the Company’s obligations to pay compensation and benefits to you pursuant to this Agreement shall be terminated, and the Company shall be entitled to immediate restitution of all sums paid to you under this Agreement, except for the sum of $500, which the parties agree constitutes ongoing valid consideration for the waiver and release. In addition to such right to restitution, and without limitation, the parties shall have the right to enforce the provisions of this Agreement through any and all rights and remedies as may be available at law or in equity, including injunctive relief and specific performance. If any provisions of this Agreement shall be determined by a court of competent jurisdiction to be unenforceable in part by reason of it being too great a period of time or covering too great a geographical area, it shall be in full force and effect as to that period of time or geographical area determined to be reasonable by the court. In the event that either party institutes legal proceedings to enforce the terms of this Agreement, it is specifically understood and agreed that such a claim shall be submitted to final and binding arbitration in Hartford County, Connecticut, pursuant to the rules of the American Arbitration Association, and that the prevailing party shall recover its costs and reasonable attorney’s fees incurred in such arbitration proceeding; provided that, in order to comply with Section 409A of the Internal Revenue Code, the following provisions apply if you are the prevailing party: costs and reasonable attorney’s fees incurred in the arbitration proceeding may be recovered if they are incurred during the three-year period commencing on the Termination Date; the amount of costs and reasonable attorney’s fees eligible for reimbursement during your taxable year may not affect the amount of costs and reasonable attorney’s fees eligible for reimbursement in any other taxable year; any reimbursement of costs or reasonable attorney’s fees shall be made on or before the last day of your taxable year following the taxable year in which the costs or attorney’s fees were incurred; and the right to reimbursement shall not be subject to liquidation or exchange for another benefit. The parties further agree that this Agreement is governed by the laws of the State of Connecticut.

16.

Tax considerations. The parties agree that this Agreement is to be interpreted and administered in accordance with the requirements of Section 409A of the Internal Revenue Code (“Section 409A”). The Company is authorized to delay the payment of some or all of the severance benefits until the first business day following the six month anniversary of your

Jerry W. Burris

June 14, 2011

termination of employment, if such delay is required in order to comply with the requirements of Section 409A (taking into account the severance exception and the short-term deferral rule under Section 409A). The date of your termination of employment will be determined in accordance with the separation from service rules under Section 409A. If the time period for your consideration of the release of claims and the time period to revoke any acceptance of the release spans two of your taxable years, then any severance payments hereunder will be paid on the later of (i) the end of the revocation period (assuming that there has been no revocation), or (ii) the first business day of the second taxable year.

17.	References. All requests for information for any prospective future employers relative to your employment at Barnes Group will be forwarded to Dawn N. Edwards, Senior Vice President, Human Resources. Ms. Edwards will make a good faith response to such requests with confirmation of your title, dates of employment, salary and performance and agrees to adhere to the provisions of Section 13 of this Agreement. In addition, you may use as references other current or former executives, officers or directors of the Company who have agreed to provide you a personal reference to your prospective employer, but you agree that the Company is not responsible for any references provided in accordance with this Section 17 that you requested.

As a reminder, regardless of your severance arrangement, you are expected to abide by all obligations set forth in this Agreement, including, without limitation, confidentiality. Further, after your termination, you continue to have obligations to Barnes Group under various other sources, including the Barnes Group Inc. Code of Business Ethics and Conduct, statutes, and common law. Please be mindful of these restrictions and govern your activities accordingly.

The attached First Release and Second Release are legal releases, the terms of which are incorporated by reference in this Agreement. Please review it carefully and let me know if you have any questions.

Sincerely,

/s/ Claudia S. Toussaint

Claudia S. Toussaint

Senior Vice President, General Counsel and Secretary

Barnes Group Inc.

Agreed and accepted:

/s/ Jerry W. Burris	June 15, 2011
Jerry W. Burris	Date

Exhibit A

FIRST RELEASE

In exchange for my continued employment through the Termination Date (as defined in the attached transition services and separation letter agreement dated as of June 14, 2011(the “Agreement”) and the salary and benefits provided to me through such date as set forth in Section 1 of the Agreement, the terms of which are incorporated by reference in this release (“First Release”), I (and anyone acting on my behalf) agree to release every past and present right or claim of any kind, whether legal, equitable or otherwise, against Barnes Group Inc. (the “Company”), including, without limitation, any and all related entities, corporations, partnerships, subsidiaries, joint ventures and divisions of the Company. I give up such rights and claims against the Company, its employee benefit plans and anyone else related to the Company (such as, without limitation, the Company’s present and former employees, officers, directors, stockholders, representatives, agents and insurers).

I agree that I executed this First Release on my own behalf and also on behalf of any heirs, agents, representatives, successors and assigns that I have now or may have in the future. These rights and claims include, but are not limited to, those that I may have under the Age Discrimination in Employment Act, which prohibits age discrimination in employment; Title VII of the Civil Rights Act of 1964 and Executive Order 11246, which prohibit discrimination in employment based on race, color, national origin, religion or sex; the Americans With Disabilities Act of 1990, which prohibits discrimination in employment based on a handicap or disability; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; any claims under the Worker Adjustment and Retraining Notification Act of 1988 or any similar law, which requires, among other things, that advance notice be given of certain work force reductions; and all claims under the Employee Retirement Income Security Act of 1974, such as claims relating to pension, profit sharing, or health plan benefits, except as noted in the following paragraph; the Family and Medical Leave Act of 1993; all claims under any state Fair Employment Practices Act as well as any other federal, state or local laws or regulations; all claims for alleged physical or personal injury or emotional distress; and any other claims which could arise from employment or separation from employment, whether in express or implied contract (whether written or oral), or claims for breach of any covenant of good faith and fair dealing (express or implied), or in tort (including without limitation, defamation, assault, battery, false imprisonment, interference with contractual or advantageous business relationship, and invasion of privacy) or for wrongful or retaliatory discharge, whether based on common law or otherwise. The foregoing list is meant to be illustrative rather than inclusive. Nothing in this First Release shall prohibit me from filing a claim with, cooperating with, or participating in any investigation or proceeding conducted by, the federal Equal Employment Opportunity Commission or a state Fair Employment Practices Agency (although I acknowledge and agree that I shall not be able to recover any monetary benefits in connection with such claim or proceeding).

I keep any right, however, that I may have to (1) receive severance benefits under the Executive Separation Pay Plan; (2) elect health care coverage under the federal continuation of health coverage law known as “COBRA,” or under any applicable state law concerning

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continuation of health coverage, unless I am ineligible for such coverage under such law; (3) payments or distributions pursuant to any equity awards granted to me by the Company in accordance with the terms of the applicable plans and equity award agreements; and (4) indemnification or advancement of expenses under applicable law, the Certificate of Incorporation or by-laws of the Company, any agreement between me and the Company, or the Company’s officers’ and directors’ liability insurance policies.

This First Release covers both claims that I know about and those I may not know about. I expressly give up and waive all rights afforded by any statute which limits the effect of a release with respect to claims that are presently unknown. I understand the significance of my release of unknown claims and my waiver of statutory protection against a release of unknown claims. This First Release does not give up or waive any rights or claims, which arise after the date that this First Release is signed by me.

I have been given a period of at least twenty-one (21) calendar days from the date of my receipt of this First Release to review and consider this First Release before signing it. I may take as much of this period of time to consider this First Release as I wish prior to signing it. I understand that if I sign this First Release, it is in exchange for receiving the additional payments and the other benefits described in the Agreement. I acknowledge that I have received twenty-one (21) calendar days to review this First Release from when it was first given to me. I acknowledge and agree that any changes made to this First Release before I sign it will not entitle me to an additional twenty-one (21) calendar days to review the new version of this First Release. I also understand that under no circumstances will Enhanced Severance be paid unless I sign this First Release and deliver it to the Company within twenty-one (21) calendar days after the Termination Date and do not revoke the First Release.

I am hereby advised by the Company to consult with an attorney before signing this First Release. I understand that whether or not to do so is my decision.

I have not relied on any representations, promises, or agreements of any kind made to me in connection with my decision to sign this First Release except for those set forth in the documents attached to or referred to by this First Release. I may revoke or cancel this First Release within seven (7) calendar days after I sign it. The last day on which this First Release can be revoked is called the “Last Revocation Day.” Revocation can only be made by delivering a written notice of revocation to Dawn N. Edwards, Senior Vice President, Human Resources at the Company’s Corporate Office, 123 Main Street, Bristol, Connecticut 06010. For this revocation to be effective, a written notice of revocation must be sent on or before the Last Revocation Day for delivery to the foregoing address on the next business day. I acknowledge that this First Release can be revoked only in its entirety and that once revoked, I will only receive the minimum severance payment and benefits described in Section 2.A of the Agreement and the other benefits that similarly situated employees who do not sign a release receive, and my continued employment with the Company will cease.

A finding that any term or provision of this First Release is invalid, unlawful or unenforceable will not affect the remaining terms and provisions of this First Release.

2

This First Release, and the documents referenced in or attached to this First Release, set forth the entire agreement between me and the Company and supersede and render null and void any and all prior or contemporaneous oral or written understandings, statements, representations or promises pertaining to the matters set forth herein except for those set forth in the documents attached to or referred to by this First Release and except for any and all previously agreed to noncompetition or confidentiality obligations to the Company to which I specifically agree to remain bound after signing this First Release, including without limitation my obligations under the Barnes Group Inc. Code of Business Ethics and Conduct.

If I violate any part of the Agreement, I will be responsible for all costs incurred by the Company that flow from that violation, including the Company’s legal fees and other costs associated with any legal action that arises from that violation. If I violate any part of the Agreement, I will also be required to return all payments and reimburse the Company for all benefits provided to me in exchange for signing this First Release, except for the sum of $500, which I agree constitutes ongoing valid consideration for this waiver and release.

Agreed and accepted:

Jerry W. Burris	Date

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Exhibit B

SECOND RELEASE

In exchange for additional severance benefits to which I would not otherwise be entitled, set forth in Section 2.B of the attached transition services and separation agreement dated as of June 14, 2011 (the “Agreement”), the terms of which are incorporated by reference in this second release (this “Second Release”), I (and anyone acting on my behalf) agree to release every past and present right or claim of any kind, whether legal, equitable or otherwise, against Barnes Group Inc. (the “Company”), including, without limitation, any and all related entities, corporations, partnerships, subsidiaries, joint ventures and divisions of the Company. I give up such rights and claims against the Company, its employee benefit plans and anyone else related to the Company (such as, without limitation, the Company’s present and former employees, officers, directors, stockholders, representatives, agents and insurers).

I agree that I executed this Second Release on my own behalf and also on behalf of any heirs, agents, representatives, successors and assigns that I have now or may have in the future. These rights and claims include, but are not limited to, those that I may have under the Age Discrimination in Employment Act, which prohibits age discrimination in employment; Title VII of the Civil Rights Act of 1964 and Executive Order 11246, which prohibit discrimination in employment based on race, color, national origin, religion or sex; the Americans With Disabilities Act of 1990, which prohibits discrimination in employment based on a handicap or disability; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; any claims under the Worker Adjustment and Retraining Notification Act of 1988 or any similar law, which requires, among other things, that advance notice be given of certain work force reductions; and all claims under the Employee Retirement Income Security Act of 1974, such as claims relating to pension, profit sharing, or health plan benefits, except as noted in the following paragraph; the Family and Medical Leave Act of 1993; all claims under any state Fair Employment Practices Act as well as any other federal, state or local laws or regulations; all claims for alleged physical or personal injury or emotional distress; and any other claims which could arise from employment or separation from employment, whether in express or implied contract (whether written or oral), or claims for breach of any covenant of good faith and fair dealing (express or implied), or in tort (including without limitation, defamation, assault, battery, false imprisonment, interference with contractual or advantageous business relationship, and invasion of privacy) or for wrongful or retaliatory discharge, whether based on common law or otherwise. The foregoing list is meant to be illustrative rather than inclusive. Nothing in this Second Release shall prohibit me from filing a claim with, cooperating with, or participating in any investigation or proceeding conducted by, the federal Equal Employment Opportunity Commission or a state Fair Employment Practices Agency (although I acknowledge and agree that I shall not be able to recover any monetary benefits in connection with such claim or proceeding).

I keep any right, however, that I may have to (1) receive severance benefits under the Executive Separation Pay Plan; (2) elect health care coverage under the federal continuation of health coverage law known as “COBRA,” or under any applicable state law concerning continuation of health coverage, unless I am ineligible for such coverage under such law; (3)

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exercise exercisable stock options in accordance with the applicable stock option agreements; (4) receive payouts in accordance with the applicable Performance Share Unit agreement, and (5) indemnification or advancement of expenses under applicable law, the Certificate of Incorporation or by-laws of the Company, any agreement between me and the Company, or the Company’s officers’ and directors’ liability insurance policies.

This Second Release covers both claims that I know about and those I may not know about. I expressly give up and waive all rights afforded by any statute which limits the effect of a release with respect to claims that are presently unknown. I understand the significance of my release of unknown claims and my waiver of statutory protection against a release of unknown claims. This Second Release does not give up or waive any rights or claims, which arise after the date that this Second Release is signed by me.

I have been given a period of at least twenty-one (21) calendar days from the date of my receipt of this Second Release to review and consider this Second Release before signing it. I may take as much of this period of time to consider this Second Release as I wish prior to signing it. I understand that if I sign this Second Release, it is in exchange for receiving the additional payments and the other benefits described in the Agreement. I acknowledge that I have received twenty-one (21) calendar days to review this Second Release from when it was first given to me. I acknowledge and agree that any changes made to this Second Release before I sign it will not entitle me to an additional twenty-one (21) calendar days to review the new version of this Second Release. I also understand that under no circumstances will Enhanced Severance be paid unless I sign this Second Release and deliver it to the Company within twenty-one (21) calendar days after the Termination Date and do not revoke the Second Release.

I am hereby advised by the Company to consult with an attorney before signing this Second Release. I understand that whether or not to do so is my decision.

I have not relied on any representations, promises, or agreements of any kind made to me in connection with my decision to sign this Second Release except for those set forth in the documents attached to or referred to by this Second Release. I may revoke or cancel this Second Release within seven (7) calendar days after I sign it. The last day on which this Second Release can be revoked is called the “Last Revocation Day.” Revocation can only be made by delivering a written notice of revocation to Dawn N. Edwards, Senior Vice President, Human Resources at the Company’s Corporate Office, 123 Main Street, Bristol, Connecticut 06010. For this revocation to be effective, a written notice of revocation must be sent on or before the Last Revocation Day for delivery to the foregoing address on the next business day. I acknowledge that this Second Release can be revoked only in its entirety and that once revoked, I will only receive the minimum severance payment and benefits described in Section 2.A of the Agreement and the other benefits that similarly situated employees who do not sign a Second Release receive.

If I do not revoke this Second Release, it shall go into effect on the day after the Last Revocation Day and I will receive the additional severance payments described in Section 2.B. of the Agreement and the other benefits described therein.

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A finding that any term or provision of this Second Release is invalid, unlawful or unenforceable will not affect the remaining terms and provisions of this Second Release.

This Second Release, and the documents referenced in or attached to this Second Release, set forth the entire agreement between me and the Company and supersede and render null and void any and all prior or contemporaneous oral or written understandings, statements, representations or promises pertaining to the matters set forth herein except for those set forth in the documents attached to or referred to by this Second Release and except for any and all previously agreed to noncompetition or confidentiality obligations to the Company to which I specifically agree to remain bound after signing this Second Release, including without limitation my obligations under the Barnes Group Inc. Code of Business Ethics and Conduct.

If I violate any part of the Agreement, I will be responsible for all costs incurred by the Company that flow from that violation, including the Company’s legal fees and other costs associated with any legal action that arises from that violation. If I violate any part of the Agreement, I will also be required to return all payments and reimburse the Company for all benefits provided to me in exchange for signing this Second Release, except for the sum of $500, which I agree constitutes ongoing valid consideration for this waiver and release.

Agreed and accepted:

Jerry W. Burris	Date

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Exhibit C

Jerry Burris began working for Barnes Group Inc. on July 1, 2006 as Vice President, Barnes Group and President of Associated Spring, a business unit of Barnes Group. In October 2008, following a corporate and organizational restructuring, Mr. Burris was appointed President, Precision Components, one of Barnes Group’s two reporting segments.

During Mr. Burris’ leadership of the Precision Components segment, the segment delivered 2010 financial results significantly above the operating plan targets: revenue for the segment was $65.3 million above the target of $596 million and performance profit after taxes was $10.3 million above the target of -$21.2 million.

As a result of an organizational restructuring to enable the company’s Aerospace OEM and Aftermarket businesses to implement a customer-focused go-to-market strategy, the position of President, Precision Components was eliminated effective May 20, 2011. Mr. Burris has been requested to provide transition services to the Company’s executive officers through August 20, 2011.

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